Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Fourth Quarter 2018 Results

DALLAS, Texas - February 20, 2019 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and full year ended December 31, 2018, including the following highlights:
Fourth Quarter 2018:

•	Successfully completed tax-free spin-off of Arcosa, Inc. ("Arcosa") to Trinity shareholders

•	Reported earnings from continuing operations per common diluted share ("EPS") of $0.19 compared with $3.37 in the same quarter of last year

◦
EPS for the fourth quarter of 2018 included a one-time non-cash charge of $12.6 million, or $0.07 per share, associated with the write-off of assets held under capital leases in the Railcar Leasing and Management Services Group ("Leasing Group")

◦	EPS for the fourth quarter of 2017 included a one-time $3.03 per share benefit related to the effects of the Tax Cuts & Jobs Act (the "Tax Act")

•	Leasing Group improved lease fleet utilization to 98.5% as of December 31, 2018, compared with 97.6% as of September 30, 2018

•	Lease fleet increased to 99,215 units in the wholly-owned and partially-owned lease fleet as of December 31, 2018

•
Rail Products Group reported railcar orders and deliveries of 8,045 and 5,285, respectively, during the fourth quarter of 2018, compared to railcar orders and deliveries of 3,180 and 6,150, respectively, during the same period last year

•	Rail Products Group reported total railcar backlog of $3.6 billion at December 31, 2018, compared to $2.2 billion at December 31, 2017

•	Repurchased approximately 12.9 million shares at a cost of $280.0 million under the Company's previously announced accelerated share repurchase program

Full Year 2018:

•	Reported EPS of $0.70 compared with $3.85 in 2017

◦	EPS for the full year 2017 included a one-time $3.06 per share benefit related to the Tax Act

•	Reported total additions of 10,625 railcars to the wholly-owned and partially-owned lease fleets during 2018, an increase of 12.0%

•	Rail Products Group delivered approximately 20,105 railcars in 2018, an increase of 9.3% from 2017

•	Repurchased approximately 17.2 million shares at a cost of $430.1 million

•	Increased loan-to-value ratio of wholly-owned lease fleet to 46.6% at December 31, 2018 as compared to 25.4% at December 31, 2017

Guidance/Forward Outlook:

•	Expects earnings from continuing operations per common diluted share of $1.15 to $1.35 in 2019, an increase of 64% to 93% as compared to 2018

•	Expects net lease fleet investment of $1.2 billion to $1.4 billion in 2019

•	Expects railcar deliveries of 23,500 to 25,500 railcars from the Rail Products Group in 2019

Spin-off of Arcosa
On November 1, 2018, we completed the separation of Trinity Industries, Inc. into two public companies: (1) Trinity Industries, Inc., comprised of Trinity’s rail-related businesses, which are leading providers of rail transportation products and services in North America, and (2) Arcosa, a new public company focused on infrastructure-related products and services. The separation was effected through a pro rata dividend to Trinity's shareholders of all outstanding Arcosa shares and was structured to qualify as a tax-free distribution for federal income tax purposes. Following the distribution, Arcosa became an independent, publicly-traded company on the New York Stock Exchange. Trinity did not retain an ownership interest in Arcosa following the completion of the spin-off transaction. Arcosa's results of operations are reflected within discontinued operations for all periods presented herein.
Consolidated Results
Trinity Industries, Inc. reported net income from continuing operations attributable to Trinity stockholders of $27.6 million, or $0.19 per common diluted share, for the fourth quarter ended December 31, 2018. Net income from continuing operations attributable to Trinity stockholders for the same quarter of 2017 was $530.4 million, or $3.37 per common diluted share, which included a one-time $3.03 per share benefit related to the Tax Act. Revenues for the fourth quarter of 2018 increased to $735.0 million compared with revenues of $615.4 million for the same quarter of 2017. During the fourth quarter of 2018, the Company incurred a non-cash charge in the Leasing Group of approximately $12.6 million, or $0.07 per share, associated with the write-off of assets held under capital leases that we have elected not to purchase, and approximately $1.8 million, or $0.01 per common diluted share, of corporate costs related to the Arcosa spin-off, which were included in continuing operations. Our effective tax rate was higher during the fourth quarter of 2018 as adjustments were made to our tax provision related to the spin-off and the loss of certain state tax benefits, as well as changes to the treatment of foreign taxes as a result of the Tax Act.
For the year ended December 31, 2018, the Company reported net income from continuing operations attributable to Trinity stockholders of $105.2 million, or $0.70 per common diluted share. In 2017, the Company reported net income from continuing operations attributable to Trinity stockholders of $599.1 million, or $3.85 per common diluted share, which included a one-time $3.06 per share benefit related to the Tax Act. Revenues for the year ended December 31, 2018 were $2.5 billion compared to revenues of $2.4 billion in 2017. For the year ended December 31, 2018, the Company incurred a non-cash charge of approximately $12.6 million, or $0.07 per share, associated with the write-off of assets held under capital leases that we have elected not to purchase, and approximately $5.1 million, or $0.03 per share, of corporate costs related to the Arcosa spin-off, which were included in continuing operations.
“The year 2018 was an exciting and transformative year for Trinity Industries on a number of fronts, and our enthusiasm for long-term growth opportunities continues into 2019,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “The successful separation of Trinity into two public companies positions us to focus our resources on serving the railcar industry through the TrinityRail integrated platform of products and services.”
Mr. Wallace continued, "Railcar fundamentals improved throughout 2018, increasing demand for leased railcars and new railcar equipment. During 2018, our commercial services team was highly successful renewing leases on railcars within our fleet. Our lease fleet utilization at the end of 2018 was 98.5% or 170 basis points above the level at the end of 2017. The commercial services team received orders for 28,795 railcars in 2018, compared to 12,900 railcar orders received in 2017, a 123% increase.”
“At the beginning of 2019, our railcar order backlog totaled approximately $3.6 billion compared to approximately $2.2 billion at the start of 2018, a 69% increase. Currently our customers are providing us inquiries requesting quotes for new railcars, yet they don’t appear to have a strong sense of urgency to issue orders. We have experienced this situation in the past when there are levels of uncertainty within the economy. The recurring revenue from our leased railcar portfolio and strong order backlog provide a solid foundation for our operations and support our expectations for improvements in our financial performance this year. Our earnings guidance for 2019 reflects a range of improvement of 64 and 93% year over year. We are enthusiastic about the long-term growth opportunities to enhance shareholder value.”
Quarterly Business Group Results
In the fourth quarter of 2018, the Leasing Group reported revenues and operating profit of $227.3 million and $96.0 million, respectively, compared with $197.1 million and $128.1 million, respectively, in the same quarter of 2017. The increase in revenues was primarily due to higher sales of railcars owned one year or less and higher lease fleet management advisory fees associated with those sales. The decrease in operating profit for the fourth quarter was primarily the result of a change in the mix of railcars sold from the lease fleet, higher depreciation expense associated with the growth of the lease fleet and a $12.6 million pre-tax, non-cash charge related to our election to forego the early purchase options contained in certain capital lease agreements. These decreases were partially offset by higher lease fleet management advisory fees earned during the quarter. Total proceeds from the sale of leased railcars, including sales of railcars owned for more than one year that are not reported as revenues, were $140.2 million in the fourth quarter of 2018 compared with $206.3 million in the fourth quarter of 2017. Our wholly-owned and partially-owned lease fleet grew to 99,215 units as of December 31, 2018, an increase of 12% from December 31, 2017. Supplemental information for the Leasing Group is provided in the accompanying tables.
In the fourth quarter of 2018, the Rail Products Group reported revenues of $694.7 million compared with revenues of $638.0 million in the fourth quarter of 2017. Operating profit and profit margin for the Rail Products Group of $44.1 million and 6.3% in the fourth quarter of 2018 declined compared with $73.4 million and 11.5% in the fourth quarter of 2017. Operating profit declined primarily due to pricing pressures for certain railcar types, lower volume and product mix changes, partially offset by higher volumes in our maintenance services business. The Rail Products Group delivered approximately 5,285 railcars and received orders for 8,045 railcars during the fourth quarter of 2018, compared with deliveries of 6,150 railcars and orders for 3,180 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Group increased during the quarter to $3.6 billion as of December 31, 2018, representing 30,875 railcars, compared with a railcar backlog of $3.2 billion as of September 30, 2018, representing 28,315 railcars.
In the fourth quarter of 2018, the All Other Group, which primarily includes the results of our highway products and transportation and logistics businesses, reported revenues of $89.7 million compared with revenues of $80.3 million in the fourth quarter of 2017. The increase in revenues was primarily due to higher volumes in our highway products business. For the fourth quarter of 2018, operating profit for the All Other Group was $7.9 million, compared with an operating loss of $1.7 million in the fourth quarter of 2017. The increase in operating profit was primarily due to lower litigation-related expenses and insurance recoveries related to damages previously sustained at two highway products manufacturing facilities.
Share Repurchases
On November 16, 2018, we entered into an accelerated share repurchase program (the "ASR Program") pursuant to which the Company will repurchase shares with a total notional value of $350 million, representing the entire remaining amount that was available under the Company’s existing share repurchase program. During the fourth quarter of 2018, the Company repurchased approximately 12.9 million shares at a cost of $280 million, representing approximately 80% of the notional value of the ASR Program and bringing full year share repurchases to a total of approximately 17.2 million shares at a cost of $430 million, excluding fees. This amount excludes $70.0 million that was funded upon execution of the ASR Program but was outstanding at December 31, 2018 and is expected to be settled by the end of the first quarter of 2019. The final number of shares to be repurchased will be based on Trinity’s volume-weighted average stock price, less a discount, during the term of the ASR Program.
2019 Guidance
For the full year 2019, the Company currently anticipates earnings of between $1.15 and $1.35 per common diluted share. Additionally, the Leasing Group expects a net lease fleet investment of between $1.2 billion and $1.4 billion in 2019. At this time, the Rail Products Group expects full year 2019 deliveries of between approximately 23,500 and 25,500 railcars. Additional guidance information is included in the accompanying tables.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 21, 2019 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0464 until 11:59 p.m. Eastern on February 28, 2019.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail integrated business platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as logistical and transportation businesses that provide support services to a variety of industrial manufacturers. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.

(Investors) 214/631-4420
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2018	2017
Revenues	$735.0	$615.4
Operating costs:
Cost of revenues	590.5	455.8
Selling, engineering, and administrative expenses	72.0	88.5
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(29.4)	(43.4)
Other	12.1	(1.0)
	645.2	499.9
Operating profit	89.8	115.5
Interest expense, net	44.5	43.1
Other, net	(0.4)	(1.6)
Income from continuing operations before income taxes	45.7	74.0
Provision (benefit) for income taxes	17.7	(457.9)
Net income from continuing operations	28.0	531.9
Net income (loss) from discontinued operations	(0.3)	8.1
Net income	27.7	540.0
Net income attributable to noncontrolling interest	0.4	1.5
Net income attributable to Trinity Industries, Inc.	$27.3	$538.5

Net income attributable to Trinity Industries, Inc. per common share:

Continuing operations	$0.20	$3.51
Discontinued operations	—	0.05
Basic	$0.20	$3.56

Continuing operations	$0.19	$3.37
Discontinued operations	—	0.05
Diluted	$0.19	$3.42
Weighted average number of shares outstanding:
Basic	137.6	148.4
Diluted	138.9	154.7
Results for the three months ended December 31, 2017 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $0.8 million and a corresponding decrease to Other, net of $0.8 million for the three months ended December 31, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Tax Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a non-cash tax benefit of $476.2 million, primarily related to the remeasurement of our deferred tax balances. During the three months ended December 31, 2018, we recognized an additional provisional net benefit of $4.6 million related to the finalization of our assessment, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2018	2017
Revenues	$2,509.1	$2,397.4
Operating costs:
Cost of revenues	1,938.8	1,775.2
Selling, engineering, and administrative expenses	296.6	339.3
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(50.4)	(83.5)
Other	9.0	(1.9)
	2,194.0	2,029.1
Operating profit	315.1	368.3
Interest expense, net	167.4	173.6
Other, net	(3.9)	(0.7)
Income from continuing operations before income taxes	151.6	195.4
Provision for income taxes	42.6	(414.8)
Net income from continuing operations	109.0	610.2
Net income from discontinued operations	54.1	103.4
Net income	163.1	713.6
Net income attributable to noncontrolling interest	3.8	11.1
Net income attributable to Trinity Industries, Inc.	$159.3	$702.5

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$0.72	$3.94
Discontinued operations	0.37	0.68
Basic	$1.09	$4.62
Diluted
Continuing operations	$0.70	$3.85
Discontinued operations	0.37	0.67
Diluted	$1.07	$4.52
Weighted average number of shares outstanding:
Basic	144.0	148.6
Diluted	146.4	152.0
Results for the year ended December 31, 2017 have been revised to reflect the retrospective adoption of ASU 2017-07. The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $2.7 million and a corresponding decrease to Other, net of $2.7 million for the year ended December 31, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Tax Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a non-cash tax benefit of $476.2 million, primarily related to the remeasurement of our deferred tax balances. During the year ended December 31, 2018, we recognized an additional provisional net benefit of $5.9 million related to the finalization of our assessment, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2018	2017
Railcar Leasing and Management Services Group	$227.3	$197.1
Rail Products Group	694.7	638.0
All Other	89.7	80.3
Segment Totals before Eliminations	1,011.7	915.4
Eliminations - Lease subsidiary (1)	(258.2)	(290.8)
Eliminations - Other	(18.5)	(9.2)
Consolidated Total	$735.0	$615.4

	Three Months Ended December 31,
Operating profit (loss):	2018	2017
Railcar Leasing and Management Services Group	$96.0	$128.1
Rail Products Group	44.1	73.4
All Other	7.9	(1.7)
Segment Totals before Eliminations and Corporate Expenses	148.0	199.8
Corporate	(34.2)	(47.3)
Eliminations - Lease subsidiary (1)	(23.9)	(38.1)
Eliminations - Other	(0.1)	1.1
Consolidated Total	$89.8	$115.5

(1) Historically, the Eliminations - Lease subsidiary line has included only railcar shipments from the Rail Products Group to the Leasing Group; however, beginning January 1, 2018, we elected to include the sales from our maintenance services business, previously reflected in Eliminations - Other, in the Eliminations - Lease subsidiary line. Previously reported amounts have been recast to conform to the current presentation.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2018	2017
Railcar Leasing and Management Services Group	$842.8	$843.2
Rail Products Group	2,346.7	2,044.0
All Other	361.3	333.1
Segment Totals before Eliminations	3,550.8	3,220.3
Eliminations - Lease subsidiary (1)	(990.0)	(788.6)
Eliminations - Other	(51.7)	(34.3)
Consolidated Total	$2,509.1	$2,397.4

	Year Ended December 31,
Operating profit (loss):	2018	2017
Railcar Leasing and Management Services Group	$351.1	$444.5
Rail Products Group	172.1	196.3
All Other	35.7	1.4
Segment Totals before Eliminations and Corporate Expenses	558.9	642.2
Corporate	(149.0)	(175.1)
Eliminations - Lease subsidiary (1)	(95.1)	(96.5)
Eliminations - Other	0.3	(2.3)
Consolidated Total	$315.1	$368.3

(1) Historically, the Eliminations - Lease subsidiary line has included only railcar shipments from the Rail Products Group to the Leasing Group; however, beginning January 1, 2018, we elected to include the sales from our maintenance services business, previously reflected in Eliminations - Other, in the Eliminations - Lease subsidiary line. Previously reported amounts have been recast to conform to the current presentation.

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	($ in millions)
Revenues:
Leasing and management	$194.2	$191.2	$728.9	$743.6
Sales of railcars owned one year or less at the time of sale(1)	33.1	5.9	113.9	99.6
Total revenues	$227.3	$197.1	$842.8	$843.2
Operating profit:
Leasing and management	$75.2	$84.5	$291.8	$341.3
Railcar sales(1):
Railcars owned one year or less at the time of sale	4.0	0.3	21.5	19.7
Railcars owned more than one year at the time of sale	29.4	43.3	50.4	83.5
Property disposition losses(2)	(12.6)	—	(12.6)	—
Total operating profit	$96.0	$128.1	$351.1	$444.5
Operating profit margin:
Leasing and management	38.7%	44.2%	40.0%	45.9%
Railcar sales	*	*	*	*
Total operating profit margin	42.2%	65.0%	41.7%	52.7%
Selected expense information(3):
Depreciation	$55.7	$43.8	$196.6	$172.3
Maintenance and compliance	$23.8	$27.0	$99.3	$96.4
Rent	$12.7	$9.9	$42.4	$39.9
Selling, engineering, and administrative expenses	$14.4	$12.6	$51.1	$50.7
Interest	$41.1	$31.8	$142.3	$125.8

	December 31, 2018	December 31, 2017
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	74,565	63,915
Partially-owned	24,650	24,675
	99,215	88,590
Managed (third-party owned)	21,635	25,460
	120,850	114,050
Portfolio utilization (Company-owned railcars)	98.5%	96.8%

	Year Ended December 31,
	2018	2017
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$113.9	$99.6
Railcars owned more than one year at the time of sale	230.5	360.7
	$344.4	$460.3
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Property disposition losses includes a non-cash charge of $12.6 million associated with our election to forego the early purchase options contained in certain lease agreements.
(3)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$179.2	$778.6
Short-term marketable securities	—	319.5
Receivables, net of allowance	276.6	204.4
Income tax receivable	40.4	24.0
Inventories	524.7	402.8
Restricted cash	171.6	195.2
Net property, plant, and equipment	6,334.4	5,557.8
Goodwill	208.8	208.8
Assets of discontinued operations	—	1,654.2
Other assets	253.5	197.9
	$7,989.2	$9,543.2

Accounts payable	$212.1	$119.5
Accrued liabilities	368.3	321.9
Debt	4,029.2	3,241.9
Deferred income	17.7	20.5
Deferred income taxes	743.1	728.3
Liabilities of discontinued operations	—	198.4
Other liabilities	56.8	54.7
Stockholders' equity:
Trinity Industries, Inc.	2,210.8	4,501.1
Noncontrolling interest	351.2	356.9
	2,562.0	4,858.0
	$7,989.2	$9,543.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2018	December 31, 2017
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$963.2	$991.6
Accumulated depreciation	(592.3)	(595.8)
	370.9	395.8
Leasing:
Wholly-owned subsidiaries:
Machinery and other	13.5	10.7
Equipment on lease	5,934.8	4,987.6
Accumulated depreciation	(971.8)	(858.3)
	4,976.5	4,140.0
Partially-owned subsidiaries:
Equipment on lease	2,371.9	2,315.5
Accumulated depreciation	(557.2)	(492.8)
	1,814.7	1,822.7

Deferred profit on railcars sold to the Leasing Group	(1,030.0)	(974.9)
Accumulated amortization	202.3	174.2
	(827.7)	(800.7)
	$6,334.4	$5,557.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2018	December 31, 2017
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes, net of unamortized discount of $0.3 and $0.3	399.7	399.7
Convertible subordinated notes, net of unamortized discount of $- and $8.2	—	441.2
	399.7	840.9
Less: unamortized debt issuance costs	(2.3)	(2.9)
	397.4	838.0
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	—	28.3
	—	28.3
Non-recourse:
Secured railcar equipment notes	1,301.3	591.6
TILC warehouse facility	374.8	150.7
Promissory notes	660.2	293.6
	2,336.3	1,035.9
Less: unamortized debt issuance costs	(19.7)	(11.1)
	2,316.6	1,024.8
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,327.9	1,365.3
Less: unamortized debt issuance costs	(12.7)	(14.5)
	1,315.2	1,350.8
	$4,029.2	$3,241.9

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	December 31, 2018	December 31, 2017
Leasing Debt Summary
Total Recourse Debt	$—	$28.3
Total Non-Recourse Debt	3,631.8	2,375.6
	$3,631.8	$2,403.9
Total Leasing Debt
Wholly-owned subsidiaries	$2,316.6	$1,053.1
Partially-owned subsidiaries	1,315.2	1,350.8
	$3,631.8	$2,403.9
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,976.5	$4,140.0
Partially-owned subsidiaries	1,814.7	1,822.7
	$6,791.2	$5,962.7
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	46.6%	25.4%
Partially-owned subsidiaries	72.5%	74.1%
Combined	53.5%	40.3%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2018	2017
Operating activities:
Net income	$163.1	$713.6
Income from discontinued operations, net of income taxes	(54.1)	(103.4)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	251.9	229.7
Provision (benefit) for deferred income taxes	57.9	(357.1)
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(50.4)	(83.5)
Other	48.3	50.8
Changes in assets and liabilities:
(Increase) decrease in receivables	(88.5)	117.2
(Increase) decrease in inventories	(122.0)	8.9
Increase (decrease) in accounts payable and accrued liabilities	144.2	61.2
Other	(76.2)	(27.3)
Net cash provided by operating activities - continuing operations	274.2	610.1
Net cash provided by operating activities - discontinued operations	104.9	151.5
Net cash provided by operating activities	379.1	761.6
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	230.5	360.7
Proceeds from disposition of property and other assets	17.1	7.8
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $92.4 and $79.9	(948.3)	(608.3)
Capital expenditures - manufacturing and other	(37.3)	(22.0)
(Increase) decrease in short-term marketable securities	319.5	(84.8)
Other	6.2	0.3
Net cash required by investing activities - continuing operations	(412.3)	(346.3)
Net cash required by investing activities - discontinued operations	(78.2)	(126.4)
Net cash required by investing activities	(490.5)	(472.7)
Financing activities:
Payments to retire debt	(887.8)	(375.3)
Proceeds from issuance of debt	1,206.6	533.5
Shares repurchased	(506.1)	(79.4)
Dividends paid to common shareholders	(77.4)	(72.6)
Purchase of shares to satisfy employee tax on vested stock	(12.2)	(14.4)
Distributions to noncontrolling interest	(10.9)	(48.7)
Other	(3.3)	0.2
Net cash required by financing activities - continuing operations	(291.1)	(56.7)
Cash distributions to Arcosa, Inc. in connection with the spin-off transaction	(220.5)	—
Net cash required by financing activities	(511.6)	(56.7)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(623.0)	232.2
Cash, cash equivalents, and restricted cash at beginning of period	973.8	741.6
Cash, cash equivalents, and restricted cash at end of period	$350.8	$973.8

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income from continuing operations attributable to Trinity Industries, Inc.	$27.6			$530.4
Unvested restricted share participation	(0.6)			(10.1)
Net income from continuing operations attributable to Trinity Industries, Inc. – basic	27.0	137.6	$0.20	520.3	148.4	$3.51
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	1.3		—	0.8
Convertible subordinated notes	—	—		0.4	5.5
Net income from continuing operations attributable to Trinity Industries, Inc. – diluted	$27.0	138.9	$0.19	$520.7	154.7	$3.37

Net income from discontinued operations, net of taxes	$(0.3)			$8.1
Unvested restricted share participation	—			(0.4)
Net income from discontinued operations, net of taxes – basic	(0.3)	137.6	$—	7.7	148.4	$0.05
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	1.3		—	0.8
Convertible subordinated notes	—	—		—	5.5
Net income from discontinued operations, net of taxes – diluted	$(0.3)	138.9	$—	$7.7	154.7	$0.05

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income from continuing operations attributable to Trinity Industries, Inc.	$105.2			$599.1
Unvested restricted share participation	(2.2)			(13.5)
Net income from continuing operations attributable to Trinity Industries, Inc. – basic	103.0	144.0	$0.72	585.6	148.6	$3.94
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	1.0		—	0.5
Convertible subordinated notes	—	1.4		0.3	2.9
Net income from continuing operations attributable to Trinity Industries, Inc. – diluted	$103.0	146.4	$0.70	$585.9	152.0	$3.85

Net income from discontinued operations, net of taxes	$54.1			$103.4
Unvested restricted share participation	(0.6)			(1.9)
Net income from discontinued operations, net of taxes – basic	53.5	144.0	$0.37	101.5	148.6	$0.68
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	1.0		—	0.5
Convertible subordinated notes	—	1.4		—	2.9
Net income from discontinued operations, net of taxes – diluted	$53.5	146.4	$0.37	$101.5	152.0	$0.67

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2018	2017
Net income from continuing operations	$28.0	$531.9
Add:
Interest expense	46.4	46.5
Provision for income taxes	17.7	(457.9)
Depreciation and amortization expense	67.7	57.3
Earnings before interest expense, income taxes, and depreciation and amortization expense	$159.8	$177.8

	Year Ended December 31,
	2018	2017
Net income from continuing operations	$109.0	$610.2
Add:
Interest expense	179.3	184.0
Provision for income taxes	42.6	(414.8)
Depreciation and amortization expense	251.9	229.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$582.8	$609.1

Trinity Industries, Inc.
2019 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.15 - $1.35 per share
Corporate expense	$115 - $125 million
Interest expense, net	$225 million
Tax rate	27%

Railcar Leasing and Management Services Group:
Leasing and Management revenues(2)	$770 - $785 million
Leasing and Management operating profit(3)	$310 - $320 million
Proceeds from sales of leased railcars to RIV partners and secondary market	$350 million

Rail Products Group:
Revenue	$3.1 - $3.3 billion
Operating margin	9.0% - 9.5%
Railcar deliveries	23,500 to 25,500 railcars
Revenue elimination from sales to Leasing Group(4)	$1.4 billion
Operating profit elimination from sales to Leasing Group(4)	$160 million

All Other Group Operating Profit (5)	$10 million

(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment.
(2) Excludes sales of railcars owned one year or less at time of sale.
(3) Excludes operating profit from railcar sales.
(4) Revenue and operating profit eliminations from sales to the Leasing Group include maintenance services in addition to railcar sales.
(5) Includes Highway Products and Logistics businesses, as well as facilities engineering and non-operating plant expenses.